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                               WESTERN BANCORP

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PRESS RELEASE
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Western Bancorp (NASDAQ: WEBC)
4100 Newport Place, Suite 900
Newport Beach, California 92660
Contacts:   Matthew P. Wagner            Arnold C. Hahn
            President and                Chief Financial Officer
            Chief Executive Officer
Phone:      310/477-2401                 714/863-2351
FAX:        310/231-0321                 714/757-5845

FOR IMMEDIATE RELEASE...WESTERN BANCORP DECLARES REGULAR QUARTERLY DIVIDEND

May 21, 1998

Newport Beach, California . . . Western Bancorp today announced that the Board of Directors has approved the declaration of a quarterly dividend of $0.15 per common share payable on June 26, 1998 to shareholders of record on June 5, 1998. Matthew P. Wagner, President and Chief Executive Officer, stated: "The continuation of our dividend demonstrates our strong earnings so far this year and our confidence in the future performance and earnings power of the Company."

Western serves its clients in Southern California through its two banking subsidiaries: Southern California Bank and Santa Monica Bank. Southern California Bank serves southern Los Angeles, Orange and San Diego Counties with sixteen branches and with its specialized escrow services and asset based lending. Santa Monica Bank serves its clients in Santa Monica, Malibu, Marina del Rey, Beverly Hills, Century City, Westwood and Encino with thirteen branches and its specialized trust and investment management services.

On April 17, 1998 Western announced the signing of a definitive agreement to acquire the Bank of Los Angeles. Bank of Los Angeles has approximately $275 million in assets with branches in West Hollywood, Beverly Hills, Culver City, Encino and Glendale. Bank of Los Angeles will be merged into Santa Monica Bank.


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FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that involve inherent risks and uncertainties. Western Bancorp cautions readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. These factors include economic conditions and competition in the geographic and business areas in which Western Bancorp and its subsidiaries operate, inflation, fluctuations in interest rates, legislation and governmental regulation and the progress of integrating Santa Monica Bank, Western Bank, Southern California Bank and the Bank of Los Angeles.


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